Exhibit 99.1

Tenneco Reports First Quarter 2020 Results

- Revenue performance continues to outpace light vehicle industry production

- Quarter-end liquidity of $1.57 billion, comprised of $770 million cash and $800 million undrawn on the revolving credit facility

- Additional structural cost reductions expected to deliver $65 million annual run rate savings incremental to the recently established Accelerate plan

LAKE FOREST, Ill., May 8, 2020 /PRNewswire/ -- Tenneco (NYSE: TEN) reported first quarter 2020 revenue of $3.8 billion, versus $4.5 billion a year ago. Excluding unfavorable currency of $97M, total revenue decreased 12% versus last year, while light vehicle industry production* declined 23% in the quarter. Value-add revenue for the first quarter was $3.1 billion. The Company estimates the COVID-19 crisis represented approximately a $340 million negative impact on first quarter value-add revenue.

Including non-cash impairments of $854 million, $737 million after tax, the Company reported a net loss for first quarter 2020 of $839 million, or $(10.34) per diluted share, compared with a first quarter net loss of $117 million, or $(1.44) per diluted share in 2019. First quarter EBIT (earnings before interest, taxes and noncontrolling interests) was a loss of $845 million, versus a loss of $24 million last year. EBIT as a percent of revenue was -22.0% versus -0.5% last year.

First quarter 2020 adjusted net loss was $26 million, or $(0.31) per diluted share, compared with income of $42 million, or 52-cents per diluted share last year. First quarter adjusted EBITDA was $239 million versus $327 million last year. Adjusted EBITDA as a percent of value-add revenue was 7.6% versus 8.7% last year. Cash flow used in operations was $152 million, on par with last year despite the COVID-19 driven impact of lower earnings.

"Tenneco responded quickly to the COVID-19 crisis to protect our team members' health and safety while taking aggressive actions to mitigate the financial impact of the pandemic on the company," said Brian Kesseler, Tenneco's Chief Executive Officer. "We expanded on the structural cost reductions introduced last quarter, and implemented a range of temporary cost reductions including plant closures, deferment of discretionary spending and the reduction of capital expenditures. We have amended the terms of the company's debt covenants to help us navigate the COVID-19-driven economic downturn, and adopted a shareholder rights plan to help protect the availability of Tenneco's tax assets."

Liquidity Update
As of March 31, 2020, Tenneco had liquidity of $1.57 billion, comprised of $770 million cash and $800 million undrawn on the Company's revolving credit facility. The Company has acted to further bolster its liquidity position by drawing the remaining amount available under this revolving facility. Based on available industry forecasts and Company estimates, the Company believes it has adequate liquidity to weather the current downturn.

Operations Update
Throughout the Company's operations, incremental health and safety precautions have been implemented, including rigorous cleaning and sanitation protocols, wellness checks for team members and changes within facilities to comply with social distancing requirements. In China, all of the Company's production facilities, distribution centers and offices are now open and operating at near pre-crisis levels. As of the first week of May, approximately 75% of the Company's plants and distribution centers worldwide are operating at various levels of production, up from a low of 47% during the first week of April.

"I appreciate the extraordinary effort made by our team members and their families, including helping the company safely maintain operations during the crisis to provide products and services that are considered vital to public security, health and safety," Kesseler added. "Our focus continues to be on protecting the wellbeing of our team members as we prepare to support our customers in the restart of production globally. In every part of our business, we've implemented enhanced operating protocols that will support a safe and efficient ramp up of our operations as customer demand grows."

Outlook
Tenneco continues to monitor the effects of the COVID-19 pandemic, which is impacting the global automotive industry. Due to uncertainty related to the crisis, the Company is not providing financial guidance for the balance of 2020 at this time.

In response to the lower demand environment related to the COVID-19 crisis, Tenneco will implement additional structural cost reductions expected to achieve an incremental $65 million in annual run rate cost savings by the end of 2020.

Recently, the Company also implemented a number of temporary cost reductions and actions to further mitigate the COVID-19 –related profit pressures and optimize cash performance. These actions include temporarily suspending or reducing operations, salary reductions and furloughs, reducing capital spending and lowering the Board of Director's retainer fees.

*Source: IHS Markit April V2 2020 global light vehicle production forecast.

Attachment 1
Statements of Income (Loss) – 3 months
Balance Sheets
Statements of Cash Flows – 3 Months

Attachment 2
Reconciliation of GAAP to Non-GAAP Earnings Measures – 3 Months
Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures – 3 Months
Reconciliation of Non-GAAP Measures – Debt Net of Cash/Adjusted LTM and pro forma adjusted LTM EBITDA including noncontrolling interests
Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures – Original Equipment and Aftermarket Revenue – 3 Months
Reconciliation of GAAP Revenue and Earnings to Non-GAAP Revenue and Earnings Measures – 3 Months
Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures – Original Equipment Commercial Truck, Off-Highway, Industrial and other revenues – quarterly

CONFERENCE CALL
The company will host a webcast conference call on Friday, May 8, 2020 at 9:30 a.m. ET. The purpose of the call is to discuss the company's financial results for the first quarter and full year 2020, as well as to provide other information regarding matters that may impact the company's outlook. For a "listen only" broadcast and access to the presentation materials, go to the company's website www.investors.tenneco.com. To participate by telephone, please dial: 1-833-366-1121 (domestic) or 1-412-902-6733 (international), using the passcode "Tenneco Inc." A call playback will be available for one week, starting approximately one hour after the conclusion of the call. To connect, please dial 1-877-344-7529 (domestic), 1-412-317-0088 (international), 855-669-9658 (Canada), using the replay access code 10138628.

About Tenneco
Headquartered in Lake Forest, Illinois, Tenneco is one of the world's leading designers, manufacturers and marketers of Aftermarket, Ride Performance, Clean Air and Powertrain products and technology solutions for diversified markets, including light vehicle, commercial truck, off-highway, industrial and the aftermarket, with 2019 revenues of $17.45 billion and approximately 78,000 employees worldwide. On October 1, 2018, Tenneco completed the acquisition of Federal-Mogul, a leading global supplier to original equipment manufacturers and the aftermarket. In the future, the company expects to separate its divisions to form two new, independent companies: DRiV, an Aftermarket and Ride Performance company, and New Tenneco, a Powertrain Technology company.

About DRiV™ - the future Aftermarket and Ride Performance Company
Following the separation, DRiV will be one of the largest global multi-line, multi-brand aftermarket companies, and one of the largest global OE ride performance and braking companies. DRiV's principal product brands will feature Monroe®, Öhlins®, Walker®, Clevite®Elastomers, MOOG®, Fel-Pro®, Wagner®, Ferodo®, Champion® and others. DRiV would have 2019 revenues of $5.9 billion, with 53% of those revenues from aftermarket and 47% from original equipment customers.

About the new Tenneco - the future Powertrain Technology Company
Following the separation, the new Tenneco will be one of the world's largest pure-play powertrain companies serving OE markets worldwide with engineered solutions addressing fuel economy, power output, and criteria pollution requirements for gasoline, diesel and electrified powertrains. The new Tenneco would have 2019 revenues of $11.5 billion, serving light vehicle, commercial truck, off-highway and industrial markets.

Safe Harbor
This press release contains forward-looking statements. The words "will," "would," "could," "plan," "expect," "anticipate," "estimate," "opportunities," and similar expressions (and variations thereof), identify these forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these statements involve risks and uncertainties, actual results may differ materially from the expectations expressed in the forward-looking statements. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include:

  general economic, business and market conditions, including the effect of the COVID-19 pandemic;
  disasters, local and global public health emergencies or other catastrophic events, such as fires, earthquakes, and flooding, pandemics or epidemics (including the COVID-19 pandemic), where we or other customers do business, and any resultant disruptions in the supply or production of goods or services to us or by us in demand by our customers or in the operation of our system, disaster recovery capabilities or business continuity capabilities;
  our ability (or inability) to successfully execute cost reduction, performance improvement and other plans, including our plans to respond to the COVID-19 pandemic and our previously announced accelerated performance improvement plan ("Accelerate"), and to realize the anticipated benefits from these plans;
  changes in capital availability or costs, including increases in our cost of borrowing (i.e., interest rate increases), the amount of our debt, our ability to access capital markets at favorable rates, and the credit ratings of our debt and our financial flexibility to respond to COVID-19 pandemic;
  our ability to maintain compliance with the agreements governing our indebtedness and otherwise have sufficient liquidity through the COVID-19 pandemic;
  our ability to comply with the covenants contained in our debt instruments;
  our working capital requirements;
  our ability to source and procure needed materials, components and other products, and services in accordance with customer demand and at competitive prices;
  the cost and outcome of existing and any future claims, legal proceedings or investigations, including, but not limited to, any of the foregoing arising in connection with the ongoing global antitrust investigation, product performance, product safety or intellectual property rights;
  changes in consumer demand for our OE products or aftermarket products, prices and our ability to have our products included on top selling vehicles, including any shifts in consumer preferences away from historically higher margin products for our customers and us, to other lower margin vehicles, for which we may or may not have supply arrangements;
  the cyclical nature of the global vehicle industry, including the performance of the global aftermarket sector and the impact of vehicle parts' longer product lives;
  changes in automotive and commercial vehicle manufacturers' production rates and their actual and forecasted requirements for our products, due to difficult economic conditions and/or regulatory or legal changes affecting internal combustion engines and/or aftermarket products;
  our dependence on certain large customers, including the loss of any of our large OE manufacturer customers (on whom we depend for a significant portion of our revenues), or the loss of market shares by these customers if we are unable to achieve increased sales to other OE-customers or any change in customer demand due to delays in the adoption or enforcement of worldwide emissions regulations;
  new technologies that reduce the demand for certain of our products or otherwise render them obsolete;
  our ability to introduce new products and technologies that satisfy customers' needs in a timely fashion;
  the overall highly competitive nature of the automotive and commercial vehicle parts industries, and any resultant inability to realize the sales represented by our awarded book of business (which is based on anticipated pricing and volumes over the life of the applicable program);
  risks inherent in operating a multi-national company, including economic conditions, such as currency exchange and inflation rates, political conditions in the countries where we operate or sell our products, adverse changes in trade agreements, tariffs, immigration policies, political instability, and tax and other laws, and potential disruptions of production and supply;
  increasing competition from lower cost, private-label products;
  damage to the reputation of one or more of our leading brands;
  the impact of improvements in automotive parts on aftermarket demand for some of our products;
  industry-wide strikes, labor disruptions at our facilities or any labor or other economic disruptions at any of our significant customers or suppliers or any of our customers' other suppliers;
  developments relating to our intellectual property, including our ability to changes in technology and the availability and effectiveness of legal protection for our innovations and brands;
  costs related to product warranties and other customer satisfaction actions;
  the failure or breach of our information technology systems, including the consequences of any misappropriation, exposure or corruption of sensitive information stored on such systems and the interruption to our business that such failure or breach may cause;
  the impact of consolidation among vehicle parts suppliers and customers on our ability to compete in the highly competitive automotive and commercial vehicle supplier industry;
  changes in distribution channels or competitive conditions in the markets and countries where we operate;
  the evolution towards autonomous vehicles and car and ride sharing;
  customer acceptance of new products;
  our ability to successfully integrate, and benefit from, any acquisitions that we complete;
  our ability to effectively manage our joint ventures and other third-party relationships;
  the potential impairment in the carrying value of our long-lived assets, goodwill, and other intangible assets or the inability to fully realize our deferred tax assets;
  the negative impact of fuel price volatility on transportation and logistics costs, raw material costs, discretionary purchases of vehicles or aftermarket products and demand for off-highway equipment;
  increases in the costs of raw materials or components, including our ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, customer recovery and other methods;
  changes by the Financial Accounting Standards Board ("FASB") or the Securities and Exchange Commission ("SEC") of generally accepted accounting principles or other authoritative guidance;
  changes in accounting estimates and assumptions, including changes based on additional information;
  any changes by the International Organization for Standardization ("ISO") or other such committees in their certification protocols for processes and products, which may have the effect of delaying or hindering our ability to bring new products to market;
  the impact of the extensive, increasing, and changing laws and regulations to which we are subject, including environmental laws and regulations, which may result in our incurrence of environmental liabilities in excess of the amount reserved or increased costs or loss of revenues relating to products subject to changing regulation;
  potential volatility in our effective tax rate;
  acts of war and/or terrorism, as well as actions taken or to be taken by the United States and other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where we operate;
  pension obligations and other postretirement benefits;
  our hedging activities to address commodity price fluctuations; and
  the timing and occurrence (or non-occurrence) of other transactions, events and circumstances which may be beyond our control.

In addition, this release includes forward-looking statements regarding the Company's ongoing review of strategic alternatives and the planned separation of the Company into a powertrain technology company and an aftermarket and ride performance company. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include (in addition to the risks set forth above):

  the ability to identify and consummate strategic alternatives that yield additional value for shareholders;
  the timing, benefits and outcome of the Company's strategic review process;
  the structure, terms and specific risk and uncertainties associated with any potential strategic alternative;
  potential disruptions in our business and stock price as a result of our exploration, review and pursuit of any strategic alternatives;
  the possibility that the Company may not complete the separation of the aftermarket and ride performance business from the powertrain technology business (or achieve some or all of the anticipated benefits of such a separation);
  the ability to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners;
  the potential diversion of management's attention resulting from the separation;
  the risk that the combined company and each separate company following the separation will underperform relative to our expectations;
  the ongoing transaction costs and risk we may incur greater costs following the separation of the business;
  the risk the spin-off is determined to be a taxable transaction;
  the risk the benefits of the separation may not be fully realized or may take longer to realize than expected;
  the risk the separation may not advance our business strategy; and
  the risk the transaction may have an adverse effect on existing arrangements with us, including those related to transition, manufacturing and supply services and tax matters.

The risks included here are not exhaustive. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is, and will be, detailed from time to time in the company's SEC filings, including but not limited to its annual report on Form 10-K for the year ended December 31, 2019.

Investor inquiries:
Linae Golla
847-482-5162
lgolla@tenneco.com

Rich Kwas
248-849-1340
rich.kwas@tenneco.com

Media inquiries:
Bill Dawson
847-482-5807
bdawson@tenneco.com

ATTACHMENT 1

TENNECO INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
Unaudited
(dollars in millions, except share and per share amounts)

	Three Months Ended March 31,
	2020	2019
Net sales and operating revenues:
Clean Air - Value-add revenues	$845	$1,073
Clean Air - Substrate sales	700	706
Powertrain	997	1,175
Motorparts	706	797
Ride Performance	588	733
Total net sales and operating revenues	3,836	4,484
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization)	3,339	3,870
Selling, general, and administrative	249	318
Depreciation and amortization	171	169
Engineering, research, and development	77	92
Restructuring charges and asset impairments	484	16
Goodwill and intangible impairment charge	383	60
Total costs and expenses	4,703	4,525
Other income (expense):
Non-service pension and other postretirement benefit (costs) credits	1	(2)
Equity in earnings (losses) of nonconsolidated affiliates, net of tax	13	16
Other income (expense), net	8	3
	22	17
Earnings (loss) before interest expense, income taxes, and noncontrolling interests	(845)	(24)
Interest expense	(75)	(81)
Earnings (loss) before income taxes and noncontrolling interests	(920)	(105)
Income tax (expense) benefit	94	—
Net income (loss)	(826)	(105)
Less: Net income (loss) attributable to noncontrolling interests	13	12
Net income (loss) attributable to Tenneco Inc.	$(839)	$(117)

Basic earnings (loss) per share:
Earnings (loss) per share	$(10.34)	$(1.44)
Weighted average shares outstanding	81.2	80.9
Diluted earnings (loss) per share:
Earnings (loss) per share	$(10.34)	$(1.44)
Weighted average shares outstanding	81.2	80.9

ATTACHMENT 1

TENNECO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(dollars in millions)

	March 31, 2020		December 31, 2019
Assets
Cash and cash equivalents	$767		$564
Restricted cash	3		2
Receivables, net	2,242	(a)	2,538	(a)
Inventories	2,001		1,999
Prepayments and other current assets	623		632
Other noncurrent assets	3,576		3,864
Property, plant and equipment, net	3,012		3,627
Total assets	$12,224		$13,226
Liabilities and Shareholders' Equity
Short-term debt, including current maturities of long-term debt	$175		$185
Accounts payable	2,443		2,647
Accrued compensation and employee benefits	294		325
Accrued income taxes	96		72
Accrued expenses and other current liabilities	968		1,070
Long-term debt	5,837	(b)	5,371	(b)
Deferred income taxes	84		106
Pension and postretirement benefits	1,109		1,145
Deferred credits and other liabilities	497		490
Redeemable noncontrolling interests	72		196
Tenneco Inc. shareholders' equity	384		1,425
Noncontrolling interests	265		194
Total liabilities, redeemable noncontrolling interests, and equity	$12,224		$13,226

	March 31, 2020		December 31, 2019
(a) Accounts receivable net of:
Accounts receivable outstanding and derecognized	$1,061		$1,037

(b) Long-term debt composed of:
Revolver Borrowings	$700		$183
LIBOR plus 1.75% Term Loan A due 2019 through 2023	1,584		1,608
LIBOR plus 3.00% Term Loan B due 2019 through 2025	1,619		1,623
$225 million of 5.375% Senior Notes due 2024	222		222
$500 million of 5.000% Senior Notes due 2026	494		494
€415 million 4.875% Euro Fixed Rate Notes due 2022	470		479
€300 million of Euribor plus 4.875% Euro Floating Rate Notes due 2024	334		340
€350 million of 5.000% Euro Fixed Rate Notes due 2024	405		413
Other Debt, primarily foreign instruments	12		13
	5,840		5,375
Less: maturities classified as current	3		4
Total long-term debt	$5,837		$5,371

ATTACHMENT 1

TENNECO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(dollars in millions)

	Three Months Ended March 31,
	2020	2019
Operating Activities
Net income (loss)	$(826)	$(105)
Adjustments to reconcile net income (loss) to cash provided (used) by operating activities:
Goodwill and intangible impairment charge	383	60
Depreciation and amortization	171	169
Deferred income taxes	(166)	(8)
Stock-based compensation	2	7
Restructuring charges and asset impairments, net of cash paid	454	(14)
Change in pension and other postretirement benefit plans	(19)	(17)
Equity in earnings of nonconsolidated affiliates	(13)	(16)
Cash dividends received from nonconsolidated affiliates	13	15
Changes in operating assets and liabilities:
Receivables	139	(312)
Inventories	(73)	11
Payables and accrued expenses	(136)	157
Accrued interest and income taxes	29	(38)
Other assets and liabilities	(110)	(59)
Net cash (used) provided by operating activities	(152)	(150)
Investing Activities
Acquisitions, net of cash acquired	—	(158)
Proceeds from sale of assets	2	1
Net proceeds from sale of business	—	22
Cash payments for property, plant and equipment	(137)	(210)
Proceeds from deferred purchase price of factored receivables	56	60
Other	2	2
Net cash (used) provided by investing activities	(77)	(283)
Financing Activities
Proceeds from term loans and notes	67	28
Repayments of term loans and notes	(84)	(64)
Debt issuance costs of long-term debt	(8)	—
Borrowings on revolving lines of credit	3,161	2,119
Payments on revolving lines of credit	(2,659)	(1,981)
Issuance of common shares	(1)	(2)
Cash dividends	—	(20)
Net increase (decrease) in bank overdrafts	(2)	(1)
Other	11	(3)
Distributions to noncontrolling interest partners	(2)	(1)
Net cash (used) provided by financing activities	483	75
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(50)	19
Increase (decrease) in cash, cash equivalents and restricted cash	204	(339)
Cash, cash equivalents and restricted cash, beginning of period	566	702
Cash, cash equivalents and restricted cash, end of period	$770	$363
Supplemental Cash Flow Information
Cash paid during the period for interest	$67	$74
Cash paid during the period for income taxes, net of refunds	$41	$43
Lease assets obtained in exchange for new operating lease liabilities	$51	$19
Non-cash Investing and Financing Activities
Period end balance of trade payables for property, plant and equipment	$96	$101
Deferred purchase price of receivables factored in the period	$60	$58

ATTACHMENT 2

TENNECO INC.
RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
Unaudited
(dollars in millions, except per share amounts)

	Q1 2020						Q1 2019
	Net income (loss) attributable to Tenneco Inc.	Per Share	Net income (loss) attributable to noncontrolling interests	Income tax (expense) benefit	EBIT	EBITDA (3)	Net income (loss) attributable to Tenneco Inc.	Per Share	Net income (loss) attributable to noncontrolling interests	Income tax (expense) benefit	EBIT	EBITDA (3)
Earnings (Loss) Measures	$(839)	$(10.34)	$13	$94	$(845)	$(674)	$(117)	$(1.44)	$12	$—	$(24)	$145
Adjustments:
Restructuring and related expenses (5)	31	0.38	—	(8)	39	34	16	0.19	1	(3)	20	17
Goodwill and intangible impairment charge (6)	366	4.52	5	(12)	383	383	60	0.74	—	—	60	60
Asset impairments (7)	371	4.57	7	(93)	471	471	—	—	—	—	—	—
Acquisition and expected separation costs (8)	19	0.23	—	(6)	25	25	32	0.39	—	(8)	40	40
Cost reduction initiatives (9)	—	—	—	—	—	—	6	0.07	—	(2)	8	8
Costs to achieve synergies (10)	—	—	—	—	—	—	6	0.08	—	(1)	7	7
Purchase accounting charges (11)	—	—	—	—	—	—	34	0.42	—	(7)	41	41
Process harmonization (12)	—	—	—	—	—	—	7	0.09	—	(2)	9	9
Noncontrolling interests adjustments (13)	11	0.14	(11)	—	—	—	—	—	—	—	—	—
Net tax adjustments	15	0.19	—	15	—	—	(2)	(0.02)	—	(2)	—	—
Adjusted Net income, EPS, NCI, Tax, EBIT, and EBITDA (4)	$(26)	$(0.31)	$14	$(10)	$73	$239	$42	$0.52	$13	$(25)	$161	$327

	Q1 2020
	Global Segments
	Clean Air	Powertrain	Motorparts	Ride Performance	Total	Corporate	Total
Net income (loss) attributable to Tenneco Inc.							$(839)
Net income (loss) attributable to noncontrolling interests							13
Net income (loss)							(826)
Income tax (expense) benefit							94
Interest expense							(75)
EBIT, Earnings (Loss) before interest expense, income taxes and noncontrolling interests							(845)
Depreciation and amortization							171
Total EBITDA including noncontrolling interests (3)	$99	$(70)	$(40)	$(577)	$(588)	$(86)	$(674)
Restructuring and related expenses(5)	1	—	3	25	29	5	34
Goodwill and intangible impairment charge (6)	—	160	110	113	383	—	383
Asset impairments (7)	—	—	—	455	455	16	471
Acquisition and expected separation costs (8)	4	—	—	—	4	21	25
Adjusted EBITDA (4)	$104	$90	$73	$16	$283	$(44)	$239

	Q1 2019
	Global Segments
	Clean Air	Powertrain	Motorparts	Ride Performance	Total	Corporate	Total
Net income (loss) attributable to Tenneco Inc.							$(117)
Net income (loss) attributable to noncontrolling interests							12
Net income (loss)							(105)
Income tax (expense) benefit							—
Interest expense							(81)
EBIT, Earnings (Loss) before interest expense, income taxes and noncontrolling interests							(24)
Depreciation and amortization							169
Total EBITDA including noncontrolling interests (3)	$131	$113	$45	$(45)	$244	$(99)	$145
Restructuring and related expenses(5)	4	1	1	10	16	1	17
Cost reduction initiatives (9)	—	—	—	—	—	8	8
Acquisition and expected separation costs (8)	—	—	—	—	—	40	40
Costs to achieve synergies (10)	1	—	3	3	7	—	7
Purchase accounting charges (11)	—	2	36	3	41	—	41
Goodwill impairment charge (6)	—	—	—	60	60	—	60
Process harmonization (12)	4	—	5	—	9	—	9
Adjusted EBITDA (4)	$140	$116	$90	$31	$377	$(50)	$327
_________________________________
(1) U.S. Generally Accepted Accounting Principles.

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company and other items impacting comparability between the periods. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3) EBITDA including noncontrolling interests represents income before interest expense, income taxes, noncontrolling interests and depreciation and amortization.  EBITDA including noncontrolling interests is not a calculation based upon GAAP.  The amounts included in the EBITDA including noncontrolling interests calculation, however, are derived from amounts included in the historical statements of income data.  In addition, EBITDA including noncontrolling interests should not be considered as an alternative to net income attributable to Tenneco Inc. or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Tenneco has presented EBITDA including noncontrolling interests because it regularly reviews EBITDA including noncontrolling interests as a measure of the company's performance.  In addition, Tenneco believes its investors utilize and analyze the company's EBITDA including noncontrolling interests for similar purposes.  Tenneco also believes EBITDA including noncontrolling interests assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors.  However, the EBITDA including noncontrolling interests measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) Adjusted results are presented in order to reflect the results in a manner that allows a better understanding of operational activities separate from the financial impact of decisions made for the long term benefit of the company and other items impacting comparability between periods.  Similar adjustments have been recorded in earlier periods and similar types of adjustments can reasonably be expected to be recorded in future periods.  The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(5) Q1 2020 includes $5 million and Q1 2019 includes $3 million of accelerated depreciation related to plant closures.

(6) Non-cash asset impairment charge related to goodwill and intangibles.

(7) Asset impairment charges.

(8) Costs related to acquisitions and costs related to expected separation.

(9) Costs related to cost reduction initiatives.

(10) Costs to achieve synergies related to the Acquisitions.

(11) This primarily relates to a non-cash charge to cost of sales for the amortization of the inventory fair value step-up recorded as part of the Acquisitions.

(12) Charge due to process harmonization.

(13) Amount relates to adjustments made to mark certain redeemable noncontrolling interests to their redemption values.

ATTACHMENT 2

TENNECO INC.
RECONCILIATION OF GAAP(1) TO NON-GAAP REVENUE MEASURES(2)
Unaudited
(dollars in millions except percents)

	Q1 2020
	Revenues	Substrate Sales	Value-add Revenues	Currency Impact on Value-add Revenues	Value-add Revenues excluding Currency
Clean Air	$1,545	$700	$845	$(19)	$864
Powertrain	997	—	997	(26)	1,023
Motorparts	706	—	706	(19)	725
Ride Performance	588	—	588	(17)	605
Total Tenneco Inc.	$3,836	$700	$3,136	$(81)	$3,217

	Q1 2019
	Revenues	Substrate Sales	Value-add Revenues	Currency Impact on Value-add Revenues	Value-add Revenues excluding Currency
Clean Air	$1,779	$706	$1,073	$—	$1,073
Powertrain	1,175	—	1,175	—	1,175
Motorparts	797	—	797	—	797
Ride Performance	733	—	733	—	733
Total Tenneco Inc.	$4,484	$706	$3,778	$—	$3,778

	Q1 2020 vs. Q1 2019 $ Change and % Change Increase (decrease)
	Revenues	% Change	Value-add Adjusted Revenues excluding Currency	% Change
Clean Air	$(234)	(13)%	$(209)	(19)%
Powertrain	(178)	(15)%	(152)	(13)%
Motorparts	(91)	(11)%	(72)	(9)%
Ride Performance	(145)	(20)%	(128)	(17)%
Total Tenneco Inc.	$(648)	(14)%	$(561)	(15)%
__________________________________
(1) U.S. Generally Accepted Accounting Principles.

(2) Tenneco presents the above reconciliation of revenues in order to reflect value-add revenues separately from the effects of doing business in currencies other than the U.S. dollar.  Additionally, substrate sales include precious metals pricing, which may be volatile.  Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue.  Excluding substrate sales removes this impact.  Tenneco uses this information to analyze the trend in revenues before these factors.  Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

ATTACHMENT 2

TENNECO INC.
RECONCILIATION OF NON-GAAP MEASURES
Debt net of total cash / Adjusted LTM and Pro Forma Adjusted LTM EBITDA including noncontrolling interests
Unaudited
(dollars in millions except ratios)

	March 31, 2020	March 31, 2019
Total debt	$6,012	$5,576
Total cash, cash equivalents and restricted cash (total cash)	770	363
Debt net of total cash balances (1)	$5,242	$5,213
Adjusted LTM and Pro forma Adjusted LTM EBITDA including noncontrolling interests (2) (3) (5)	$1,327	$1,542
Ratio of debt net of total cash balances and pro forma ratio of debt net of total cash balances to adjusted LTM and proforma adjusted LTM EBITDA including noncontrolling interests (4) (5)	4.0x	3.4x

	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q1 2020 LTM
Net income (loss) attributable to Tenneco Inc.	$26	$70	$(313)	$(839)	$(1,056)
Net income (loss) attributable to noncontrolling interests	19	8	75	13	115
Net income (loss)	45	78	(238)	(826)	(941)
Income tax (expense) benefit	(14)	9	(14)	94	75
Interest expense	(82)	(79)	(80)	(75)	(316)
EBIT, Earnings (Loss) before interest expense, income taxes and noncontrolling interests	141	148	(144)	(845)	(700)
Depreciation and amortization	169	165	170	171	675
Total EBITDA including noncontrolling interests (2)	$310	$313	$26	$(674)	$(25)

Adjustments:
Restructuring and related expenses	57	28	36	34	155
Goodwill and intangible impairment charge (6)	—	9	172	383	564
Asset impairments (7)	—	—	—	471	471
Acquisition and expected separation costs (8)	27	30	30	25	112
Cost reduction initiatives (9)	2	6	(1)	—	7
Costs to achieve synergies (10)	7	7	8	—	22
Purchase accounting charges (11)	3	11	2	—	16
Process harmonization (12)	1	—	16	—	17
Warranty charge (13)	7	1	—	—	8
Antitrust reserve change in estimate (14)	—	(9)	—	—	(9)
Brazil tax credit (15)	—	(22)	—	—	(22)
Out of period adjustment (16)	—	5	—	—	5
Impairment of assets held for sale	—	8	—	—	8
Pension charges/adjustments (17)	—	—	(2)	—	(2)
Total Adjusted EBITDA including noncontrolling interests (3)	$414	$387	$287	$239	$1,327

	Q2 2018*	Q3 2018*	Q4 2018	Q1 2019	Q1 2019 LTM
Net income (loss) attributable to Tenneco Inc.	$47	$57	$(109)	$(117)	$(122)
Net income (loss) attributable to noncontrolling interests	16	9	17	12	54
Net income (loss)	63	66	(92)	(105)	(68)
Income tax (expense) benefit	(26)	(22)	10	—	(38)
Interest expense	(22)	(24)	(79)	(81)	(206)
EBIT, Earnings (Loss) before interest expense, income taxes and noncontrolling interests	111	112	(23)	(24)	176
Depreciation and amortization	60	60	165	169	454
Total EBITDA including noncontrolling interests (2)	$171	$172	$142	$145	$630

Adjustments:
Restructuring and related expenses	21	12	17	17	67
Goodwill impairment charge (6)	—	—	3	60	63
Acquisition and expected separation costs (8)	18	12	53	40	123
Cost reduction initiatives (9)	10	—	8	8	26
Costs to achieve synergies (10)	9	4	49	7	69
Purchase accounting charges (11)	—	—	106	41	147
Process harmonization (12)	—	—	—	9	9
Anti-dumping duty charge (18)	—	—	16	—	16
Pension charges/adjustments (17)	—	—	3	—	3
Environmental charge (19)	4	—	—	—	4
Litigation settlement accrual	—	10	—	—	10
Loss on debt modification (20)	—	—	10	—	10
Total Adjusted EBITDA including noncontrolling interests (3)	$233	$210	$407	$327	$1,177

Legacy Federal-Mogul Reconciliation of Non-GAAP earnings measures
	Q2 2018	Q3 2018
Net income (loss) attributable to Federal-Mogul	$25	$35
Net income (loss) attributable to noncontrolling interests	3	1
Net income (loss)	28	36
Income tax (expense) benefit	(13)	(16)
Interest expense	(52)	(49)
EBIT, Earnings (Loss) before interest expense, income taxes and noncontrolling interests	93	101
Depreciation and amortization	96	99
Total EBITDA including noncontrolling interests (2)	$189	$200

Adjustments:
Restructuring charges and asset impairments, net	—	15
Transaction related costs	13	—
Cost to exit a multiemployer pension plan	5	—
Gain (loss) on sale of assets	—	(65)
Charge for extinguishment of dissenting shareholders shares	—	5
Other	2	1
Total Adjusted EBITDA including noncontrolling interests (3)	$209	$156

	Q2 2018*	Q3 2018*	Q4 2018	Q1 2019	Q1 2019 LTM
Adjusted EBITDA and Pro forma Adjusted EBITDA including noncontrolling interests (2) (3) (5)	$442	$366	$407	$327	$1,542
_______________________________
* Financial results for Q2 and Q3 2018 have been revised for certain immaterial adjustments as discussed in Tenneco's Form 10-K for the year ended December 31, 2018.

(1) Tenneco presents debt net of total cash balances because management believes it is a useful measure of Tenneco's credit position and progress toward reducing leverage. The calculation is limited in that the company may not always be able to use cash to repay debt on a dollar-for-dollar basis.

(2) EBITDA including noncontrolling interests represents income before interest expense, income taxes, noncontrolling interests and depreciation and amortization. EBITDA including noncontrolling interests is not a calculation based upon GAAP. The amounts included in the EBITDA including noncontrolling interests calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA including noncontrolling interests should not be considered as an alternative to net income (loss) attributable to Tenneco Inc. or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA including noncontrolling interests because it regularly reviews EBITDA including noncontrolling interests as a measure of the company's performance. In addition, Tenneco believes its investors utilize and analyze the company's EBITDA including noncontrolling interests for similar purposes. Tenneco also believes EBITDA including noncontrolling interests assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA including noncontrolling interests measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(3) Adjusted EBITDA including noncontrolling interests is presented in order to reflect the results in a manner that allows a better understanding of operational activities separate from the financial impact of decisions made for the long term benefit of the company and other items impacting comparability between the periods. Similar adjustments to EBITDA including noncontrolling interests have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(4) Tenneco presents the above reconciliation of the ratio of debt net of total cash to LTM Adjusted EBITDA including noncontrolling interests to show trends that investors may find useful in understanding the company's ability to service its debt. For purposes of this calculation, Adjusted LTM and Pro Forma adjusted LTM EBITDA including noncontrolling interests is used as an indicator of the company's performance and debt net of total cash is presented as an indicator of the company's credit position and progress toward reducing the company's financial leverage. This reconciliation is provided as supplemental information and not intended to replace the company's existing covenant ratios or any other financial measures that investors may find useful in describing the company's financial position. See notes (1), (2) and (3) for a description of the limitations of using debt net of total cash, EBITDA including noncontrolling interests and Adjusted EBITDA including noncontrolling interests.

(5) Tenneco is providing Pro Forma Adjusted LTM EBITDA and the ratio of debt net of cash balances to Pro Forma Adjusted LTM EBITDA to show the company's Adjusted LTM EBITDA as if Federal-Mogul had been consolidated with Tenneco for the entirety of 2018 (and the resultant impact on the net debt ratio). Tenneco believes this supplemental information is useful to investors who are trying to understand the results of the entire enterprise, including Federal-Mogul, for 2018 and 2019 and the ability of the company to service its debt.

(6) Non-cash asset impairment charge related to goodwill and intangibles.

(7) Asset impairment charges.

(8) Costs related to acquisitions and costs related to expected separation.

(9) Costs related to cost reduction initiatives.

(10) Costs to achieve synergies related to the Acquisitions.

(11) This primarily relates to a non-cash charge to cost of sales for the amortization of the inventory fair value step-up recorded as part of the Acquisitions.

(12) Charge due to process harmonization.

(13) Charge related to warranty. Although Tenneco regularly incurs warranty costs, this specific charge is of an unusual nature in the period incurred.

(14) Reduction in estimated antitrust accrual.

(15) Recovery of value-added tax in a foreign jurisdiction.

(16) Inventory losses attributable to prior periods.

(17) Charges related to pension derisking and other adjustments.

(18) Charge due to retroactive application of anti-dumping duty on a supplier's products.

(19) Environmental charge related to an acquired site whereby an indemnification reverted back to the company resulting from a 2009 bankruptcy filing of Mark IV Industries.

(20) Loss on debt modification.

ATTACHMENT 2

TENNECO INC.
RECONCILIATION OF GAAP(1) TO NON-GAAP REVENUE MEASURES(2)
Unaudited
(dollars in millions)

	Q1 2020
	Revenues	Currency	Revenues Excluding Currency	Substrate Sales Excluding Currency	Value-add Revenues Excluding Currency
Original equipment light vehicle revenues	$2,394	$(50)	$2,444	$598	$1,846
Original equipment commercial truck, off-highway, industrial and other revenues	736	(28)	764	118	646
Aftermarket revenues	706	(19)	725	—	725
Net sales and operating revenues	$3,836	$(97)	$3,933	$716	$3,217

	Q1 2019
	Revenues	Currency	Revenues Excluding Currency	Substrate Sales Excluding Currency	Value-add Revenues Excluding Currency
Original equipment light vehicle revenues	$2,792	$—	$2,792	$591	$2,201
Original equipment commercial truck, off-highway, industrial and other revenues	895	—	895	115	780
Aftermarket revenues	797	—	797	—	797
Net sales and operating revenues	$4,484	$—	$4,484	$706	$3,778
__________________________________
(1) U.S. Generally Accepted Accounting Principles.

(2) Tenneco presents the above reconciliation of revenues in order to reflect value-add revenues separately from the effects of doing business in currencies other than the U.S. dollar.  Additionally, substrate sales include precious metals pricing, which may be volatile.  Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue.  Excluding substrate sales removes this impact.  Tenneco uses this information to analyze the trend in revenues before these factors.  Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

ATTACHMENT 2

TENNECO INC.
RECONCILIATION OF GAAP(1) REVENUE AND EARNINGS TO NON-GAAP REVENUE AND EARNINGS MEASURES(2)
UNAUDITED
(dollars in millions except percents)

	Q1 2020
	Global Segments
	Clean Air		Powertrain	Motorparts	Ride Performance	Total	Corporate	Total
Net sales and operating revenues	$1,545		$997	$706	$588	$3,836	$—	$3,836
Less: Substrate sales	700		—	—	—	700	—	700
Value-add revenues	$845		$997	$706	$588	$3,136	$—	$3,136

EBITDA	$99		$(70)	$(40)	$(577)	$(588)	$(86)	$(674)
EBITDA as a % of revenue	6.4%		(7.0)%	(5.7)%	(98.1)%	(15.3)%		(17.6)%
EBITDA as a % of value-add revenue	11.7%	`	(7.0)%	(5.7)%	(98.1)%	(18.8)%		(21.5)%

Adjusted EBITDA	$104		$90	$73	$16	$283	$(44)	$239
Adjusted EBITDA as a % of revenue	6.7%		9.0%	10.3%	2.7%	7.4%		6.2%
Adjusted EBITDA as a % of value-add revenue	12.3%		9.0%	10.3%	2.7%	9.0%		7.6%

	Q1 2019
	Global Segments
	Clean Air		Powertrain	Motorparts	Ride Performance	Total	Corporate	Total
Net sales and operating revenues	$1,779		$1,175	$797	$733	$4,484	$—	$4,484
Less: Substrate sales	706		—	—	—	706	—	706
Value-add revenues	$1,073		$1,175	$797	$733	$3,778	$—	$3,778

EBITDA	$131		$113	$45	$(45)	$244	$(99)	$145
EBITDA as a % of revenue	7.4%		9.6%	5.6%	(6.1)%	5.4%		3.2%
EBITDA as a % of value-add revenue	12.2%	`	9.6%	5.6%	(6.1)%	6.5%		3.8%

Adjusted EBITDA	$140		$116	$90	$31	$377	$(50)	$327
Adjusted EBITDA as a % of revenue	7.9%		9.9%	11.3%	4.2%	8.4%		7.3%
Adjusted EBITDA as a % of value-add revenue	13.0%		9.9%	11.3%	4.2%	10.0%		8.7%
___________________________
(1) U.S. Generally Accepted Accounting Principles.

(2) Tenneco presents the above reconciliation of revenues in order to reflect EBITDA and adjusted EBITDA as a percent of both total revenues and value-add revenues.  Substrate sales include precious metals pricing, which may be volatile.  Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue.  Excluding substrate sales removes this impact.  Further, presenting EBITDA and adjusted EBITDA as a percent of value-add revenue assists investors in evaluating the company's operational performance without the impact of such substrate sales.  See prior pages for a discussion of EBITDA and adjusted EBITDA.

ATTACHMENT 2

TENNECO INC.
RECONCILIATION OF GAAP(1) REVENUE TO NON-GAAP REVENUE MEASURES(2)
Original equipment commercial truck, off-highway, industrial and other revenues
Unaudited
(dollars in millions)

	Q1 2020
	Revenues	Substrate Sales	Value-add Revenues
Clean Air	$276	$114	$162
Powertrain	344	—	344
Ride Performance	116	—	116
Total Tenneco Inc.	$736	$114	$622

	Q1 2019
	Revenues	Substrate Sales	Value-add Revenues
Clean Air	$319	$115	$204
Powertrain	426	—	426
Ride Performance	150	—	150
Total Tenneco Inc.	$895	$115	$780
______________________________
(1) U.S. Generally Accepted Accounting Principles.

(2)  Tenneco presents the above reconciliation of revenues in order to reflect value-add revenues separately from substrate sales which include precious metals pricing, which may be volatile.  Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue.  Excluding substrate sales removes this impact.  Tenneco uses this information to analyze the trend in revenues before these factors.  Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.